CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 28, 2007, except for Note U as to which the date is October 15, 2007, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion, contains an explanatory paragraph as the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share-based Payment, effective April 1, 2006 and an emphasis paragraph as the Company has disclosed a possible underpayment of duties payable to the U.S. Customs and Border Protection) and our report dated June 28, 2007 on management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment and an adverse opinion on the effective operation of internal control over financial reporting), included in the Annual Report of Motorcar Parts of America, Inc. and subsidiaries on Form 10-K/A (Amendment No. 2) for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Motorcar Parts of America, Inc. on Forms S-8 (File No. 333-114169, 333-103313 and File No. 333-144883 effective April 2, 2004, February 19, 2003 and July 26, 2007, respectively) and Forms S-1 and S-1/A (Amendment No. 1) (File No. 333-144887).

/s/ GRANT THORNTON LLP

Irvine, California
October 18, 2007